HUNTON & WILLIAMS
                         Riverfront Plaza, East Tower
                             951 East Byrd Street
                         Richmond, Virginia 23219-4074





                                    File No.:  27789.199
                                   Direct Dial:  (804) 788-8267


                         March 7, 1994



Board of Directors
United Dominion Realty Trust, Inc.











10 South Sixth Street
Richmond, Virginia  23219

               Registration Statement on Form S-3
                     % Notes due March 1, 2006

Gentlemen:

     We are acting as counsel for United Dominion Realty Trust, Inc. (the "Company") in connection with the registration under the Securities Act of 1933 of $75,000,000 principal amount of its
 % Notes due March 1, 2006 (the "Notes"). The Notes are described in the Registration Statement on Form S-3 of the Company (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") on March 4, 1994. In connection with the filing of the Registration Statement you have requested our opinion concerning certain corporate matters.

     We are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the Commonwealth of Virginia.

     2. When the Notes have been sold to Goldman, Sachs & Co.as described in the Registration Statement, the Notes will be legally issued, fully paid and nonassessable and will be binding obligations of the Company.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to us in the Prospectus included therein.

                                   Very truly yours,

                                   /s/ Hunton & Williams



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